Exhibit 99.1

Contact:	610-337-7000	For Immediate Release
	Hugh Gallagher, ext. 1029	Date: October 16, 2012
Simon Bowman, ext. 3645
Shelly Oates, ext. 3202

AmeriGas Issues Earnings Guidance for Fiscal Years 2012 and 2013

VALLEY FORGE, Pa., October 16 – AmeriGas Partners, L. P. (NYSE: APU) today announced earnings guidance for fiscal years 2012 and 2013. The Partnership expects to report net income attributable to AmeriGas Partners of approximately $6.8 million for its fiscal year ended September 30, 2012. Net income attributable to AmeriGas Partners includes the impact of a previously-reported $13.3 million loss on extinguishment of debt and approximately $46 million in acquisition and transition expenses related to the acquisition of Heritage Propane. Adjusted earnings before interest expense, income taxes, depreciation and amortization (Adjusted EBITDA), is expected to be approximately $382 million for fiscal 2012.

Jerry E. Sheridan, chief executive officer of AmeriGas, said, “We expect Adjusted EBITDA for fiscal 2012 to be in line with our previously-issued guidance. Looking ahead to fiscal 2013, assuming normal weather patterns this coming winter, we expect to report net income attributable to AmeriGas Partners in the range of $244 million to $274 million. This guidance includes the impact of acquisition and transition costs of approximately $20 million that we expect to incur as we complete the Heritage integration next year. Adjusted EBITDA for fiscal 2013, which excludes the impact of the acquisition and transition costs, is expected to be in the range of $630 to $660 million. We look forward to discussing the status of the Heritage Propane integration, the future prospects for our business and this earnings guidance during our presentation at UGI’s Analyst Day tomorrow morning in New York City.” AmeriGas is scheduled to release more detailed results for the fiscal year ended September 30, 2012 on its earnings call on November 8, 2012.

Interested parties may listen to a live audio webcast of UGI Corporation’s Analyst Day with the supporting slide presentation by visiting the company website http://www.ugicorp.com and clicking on Investor Relations. The AmeriGas presentation is scheduled to start at 9:25 am.

Adjusted EBITDA is defined herein as earnings before interest expense, income taxes, depreciation and amortization, losses on extinguishment of debt and Heritage Propane acquisition and transition expenses. Adjusted EBITDA is a non-GAAP financial measure. Management believes the presentation of this measure provides useful information to investors to more effectively evaluate the year-over-year results of operations of the Partnership. This measure is not comparable to measures used by other entities and should only be considered in conjunction with net income attributable to AmeriGas Partners, L.P. A reconciliation of Adjusted EBITDA to the most comparable GAAP financial measure is included on the last page of this press release.

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AmeriGas Issues Earnings Guidance for Fiscal Years 2012 and 2013	Page 2

AmeriGas is the nation’s largest retail propane marketer, serving over two million customers in all 50 states from over 1,200 locations. UGI Corporation, through subsidiaries, is the sole General Partner and owns 26% of the Partnership. An affiliate of Energy Transfer Partners, L.P. owns 32% of the Partnership and the public owns the remaining 42%.

Comprehensive information about AmeriGas is available on the Internet at http://www.amerigas.com.

This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read the Partnership’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of propane, increased customer conservation measures, the capacity to transport propane to our market areas, the impact of pending and future legal proceedings, political, economic and regulatory conditions in the U.S. and abroad, and our ability to successfully integrate Heritage Propane and achieve anticipated synergies. The Partnership undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES

FORECASTED EARNINGS

(Thousands)

(Unaudited)

The following table includes a reconciliation of forecasted net income attributable to AmeriGas Partners, L.P. to forecasted EBITDA and Adjusted EBITDA for the fiscal years ending September 30, 2012 and 2013:

	Forecast Fiscal Year Ending September 30, 2012	Forecast Fiscal Year Ending September 30, 2013
Net income attributable to AmeriGas Partners, L.P. (estimate)	$6,800	$259,000
Interest expense (estimate)	145,000	167,000
Income tax expense (estimate)	1,900	2,000
Depreciation (estimate)	134,000	154,000
Amortization (estimate)	35,000	43,000

EBITDA (1)	$322,700	$625,000
Transition expenses (estimate)	46,000	20,000
Loss on extinguishment of debt (estimate)	13,300	—

Adjusted EBITDA (2)	$382,000	$645,000

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AmeriGas Issues Earnings Guidance for Fiscal Years 2012 and 2013	Page 3

(1)	Earnings before interest expense, income taxes, depreciation and amortization (“EBITDA”) should not be considered as an alternative to net income attributable to AmeriGas Partners, L.P. (as an indicator of operating performance) and is not a measure of performance or financial condition under accounting principles generally accepted in the United States (“GAAP”). Management believes EBITDA is a meaningful non-GAAP financial measure used by investors to (1) compare the Partnership’s operating performance with that of other companies within the propane industry and (2) assess the Partnership’s ability to meet loan covenants. The Partnership’s definition of EBITDA may be different from those used by other companies.

Management uses EBITDA to compare year-over-year profitability of the business without regard to capital structure as well as to compare the relative performance of the Partnership to that of other master limited partnerships without regard to their financing methods, capital structure, income taxes or historical cost basis. In view of the omission of interest, income taxes, depreciation and amortization from EBITDA, management also assesses the profitability of the business by comparing net income attributable to AmeriGas Partners, L.P. for the relevant years. Management also uses EBITDA to assess the Partnership’s profitability because its parent, UGI Corporation, uses the Partnership’s EBITDA to assess the profitability of the Partnership which is one of UGI Corporation’s industry segments. UGI Corporation discloses the Partnership’s EBITDA in its disclosure about industry segments as the profitability measure for its domestic propane segment.

(2)	Adjusted EBITDA is a non-GAAP financial measure. Management believes the presentation of this measure provides useful information to investors to more effectively evaluate the year-over-year results of operations of the Partnership. Management uses Adjusted EBITDA to exclude from AmeriGas Partners’ EBITDA gains and losses that competitors do not necessarily have to provide additional insight into the comparison of year-over-year profitability to that of other master limited partnerships. This measure is not comparable to measures used by other entities and should only be considered in conjunction with net income attributable to AmeriGas Partners, L.P. for the relevant periods.

AP-20	###	10/16/12